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Exhibit 10.09

Omneon Video Networks Logo

September 18, 2006

Donald Craig

Dear Don:

This letter is intended to extend to you the severance benefits recently adopted by the Omneon's Compensation Committee ("Company").

If within one year following a Change of Control (i) you terminate your employment with the Company for Good Reason or (ii) the Company (or its successor) terminates your employment other than for Cause, and you sign and do not revoke a standard release of claims with the company, then (i) you will be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to your then current base salary for a period of six (6) months from the date of such event, to be paid periodically in accordance with the Company's normal payroll policies; (ii) during the six (6) month period following your termination of employment, the Company will pay for the same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for you and your covered dependents on the day immediately preceding the date of such termination; and (iii) any options held by you to purchase shares of the Company's common stock will immediately vest and become exercisable as to that number of shares, if any, that would have vested had you remained employed by the Company through the twelve (12) month period from the date of such termination ("Change of Control Benefits").

"Cause" is defined as (i) an act of material dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of, or plea of nolo contendere to, a felony, (iii) your gross misconduct, or (iv) your continued substantial violations of your employment duties after you have received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that you have not substantially performed your duties.

"Change of Control" is defined as the occurrence of any of the following events: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities, (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets, or (iii) the consummation of a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

"Good Reason" is defined as any of the following, without your express written consent, (i) a significant reducing of your duties, position or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction, or your removal from such position, duties and responsibilities, unless you are provided with comparable duties, position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the President of the Company remains as such following a change of control but is not made the President of the acquiring corporation) will not constitute "Good Reason;" (ii) a material reduction by the

Company of your base salary as in effect immediately prior to such reduction (other than in connection with a Company-wide salary reduction program applicable to similarly-situated executives); or (iii) your relocation to a facility or a location more than fifty (50) miles from your current location.

Information and/or inventions assignment between you and the Company. Except as expressly stated in this letter, we agree no other changes are made to your revised Offer Letter.

The terms and conditions set forth herein will be binding and inure to any successor of the Company. In the event any of the terms and conditions included in this letter becomes, or is determined to be, illegal, unenforceable or void, all other terms and conditions will continue in full force and effect.

You agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from the termination of your service with the Company, including any breach of this Agreement, will be subject to binding arbitration. You further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with you. You agree that any arbitration will be administered in Santa Clara, California by the American Arbitration Association and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes.

This Agreement will be governed by the laws of the state of California, with the exception of its conflict of laws provisions.

Please acknowledge your agreement with the amendment by signing below and returning the original to me for filing with the Company's records. Should you have any questions or comments, please do not hesitate to contact me.

Thank you for your assistance and cooperation with this matter.

Very truly yours,

/s/ LAURA PERRONE Laura Perrone, VP of Finance, CFO
ACKNOWLEDGED and AGREED this 17th day of September, 2006.
/s/ DONALD CRAIG Donald Craig

Omneon Video Networks Logo

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  Exhibit 10.09